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                                                            Exhibit (a)(5)(xxii)

N E W S                                       Northrop Grumman Corporation
-------                                       Public Information
[NORTHROP GRUMMAN LOGO]                       1840 Century Park East
                                              Los Angeles, California 90067-2199


                                Contact:  Bob Bishop (Media) (310) 201-3335
                                          Gaston Kent (Investors) (310) 201-3423

For Immediate Release


NORTHROP GRUMMAN SETS PRORATION FACTORS
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FOR LITTON INDUSTRIES INC., TENDER OFFER
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     LOS ANGELES -- April 18, 2001 -- Northrop Grumman Corporation
(NYSE: NOC) today announced proration factors for its tender offer for Litton Industries Inc., which expired at midnight E.D.T. on April 2, 2001.

     Based on the tender numbers reported by the depositary, EquiServe Trust Company, the total number of Litton common shares tendered for Northrop Grumman preferred stock was 24,962,376, which substantially exceeds the maximum preferred stock consideration available in the offer.

     As a result, the company said all tenders of Litton common shares for Northrop Grumman preferred stock are subject to a proration factor of 0.175269414.

     The total number of Litton common shares tendered for Northrop Grumman common stock, together with the total number of common shares tendered for Northrop Grumman preferred stock that could not be satisfied due to proration, was 16,352,503, based on numbers reported by the depositary. Of that amount, 11,237,071 shares were subject to Alternative A elections and 5,115,432 shares were subject to Alternative B elections.

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NORTHROP GRUMMAN SETS PRORATION FACTORS
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FOR LITTON INDUSTRIES INC., TENDER OFFER
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     As a result of these amounts, the common shares tendered for Northrop
Grumman common stock with an Alternative A election are subject to a proration factor of 0.790733996. There will be no proration of (a) common shares tendered (or deemed tendered as a result of proration) for Northrop Grumman common stock with an Alternative B election or (b) preferred shares tendered for cash.

     EquiServe reported that 44,660,440 common shares and 240,632 preferred shares of Litton stock were validly tendered and not properly withdrawn. There were 45,900,722 common shares and 410,643 preferred shares of Litton stock outstanding as of March 28, 2001, according to Litton and its transfer agent, and the number of Litton shares accepted for purchase or exchange by Northrop Grumman represent approximately 97.3% of such outstanding common shares and 58.6% of such outstanding preferred shares.

     Based on these numbers, Northrop Grumman said it will issue the full allotment of 13,000,000 shares of its common stock and 3,500,000 shares of its preferred stock available for issuance pursuant to the offer. Proration is necessary because the number of such securities requested by tendering holders of Litton common shares exceeds the respective amounts of securities available in the offer.

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.


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NORTHROP GRUMMAN SETS PRORATION FACTORS
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FOR LITTON INDUSTRIES INC., TENDER OFFER
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Note:  Certain statements and assumptions in this release contain or are based on "forward-looking" information and involve risks and uncertainties. Such "forward-looking" information includes the statements above as to the impact of the proposed acquisition on revenues and earnings. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company's control. These include the company's ability to successfully integrate the operations of Litton, assumptions with respect to future revenues, expected program performance and cash flows, the outcome of contingencies including litigation, environmental remediation, divestitures of businesses, and anticipated costs of capital investments. The company's operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon factors, including, without limitation, the company's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support and information technology; as well as other economic, political and technological risks and uncertainties and other risk factors set out in the company's filings from time to time with the Securities and Exchange Commission, including, without limitation, the company's reports on Form 10-K and Form 10-Q.

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